LNR
Partners, Inc.

March 13, 2006

LaSalle Bank, N.A.
135 S. LaSalle Street, Suite 1625
Chicago, IL 60603
Attention:      Andy Streepey
                GECCMC 2005-C1

Re:          Annual Independent Public Accountant’s Servicing Report
Pooling and Servicing Agreement
GE Commercial Mortgage Corporation, Commercial Mortgage Pass-Through Certificates 2005-C1

To Whom It May Concern:

As of and for the year ended December 31, 2005, LNR Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the Special Servicer as noted in the attachment to this assertion. As of and for this same period, LNR Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LNR PARTNERS, INC.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President

cc:          GEMSA Loan Services, LP
               1500 Citywest Boulevard, Suite 200
        Houston, TX 77042
General Counsel

1601 Washington Avenue - Suite 700 - Miani Beach, Florida 33139
Telephone: (305) - Fax: (305) 695-5601

GECMMC 2005-C1
March 13, 2006

_________________

    GE Commercial Mortgage Corporation
    c/o General Electric Capital Corporation
    125 Park Avenue, 10th Floor
    New York, NY 10017
    Capital Markets/Daniel Vinson

    CBA Mezzanine Capital Finance
    51 JFK Parkeway, 4th Floor
    Short Hill, NJ 07078
    Martin T. Lanigan